UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2020

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7535 East Hampden Avenue, Ste. 400 Denver, Colorado 80231
(Address of principal executive offices) (Zip Code)

(844) 383-8689
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2020 the Board of Directors appointed Dr. H. Faraz Naqvi to the Board of Directors of the Mitesco, Inc., a Delaware entity and a fully reporting company under the Securities Act.

Below is a description of Mr. Naqvi’s professional work experience.

Dr. H. Faraz Naqvi currently serves as the Co-founder and CEO of Crossover Partners, based in Boston, Mass., whose mission is to invest in healthcare investments. He founded the firm in 2015. He joined the Board of Directors of UC Health, a health system based in Colorado and remains in that position. Since 2016 he has served as a member of the Board for the Health District of Northern Larimer County, Colorado. In 2012 the co-founder of Remote Health Access, whose mission is elderly care and telemedicine.

In May 2016 founded of Front Range Geriatric Medicine, a medical practice firm, and operated that practice from 2012 through 2019. Previously, Dr. Naqvi was founder of Avicenna Capital, located in London. The firm was a healthcare investment firm and was an affiliate of Brevan Howard Asset Management in London, UK. He was there from 2007 through 2009. Prior to founding Avicenna, Faraz was a Managing Director at Pequot Capital from 2001 until 2007, where he served as the manager of the $1.3 billion healthcare fund, about $1 billion of the firm’s healthcare allocation, and a $250 million emerging markets healthcare fund. From 1991 until 2001, Faraz managed roughly $4 billion in healthcare funds at Allianz/Dresdner RCM capital where he had the highest returning funds in the world for two years. He also served as an analyst with Bank Of America/Montgomery Securities from 1997 and 1998. He began his finance career as a healthcare consultant with McKinsey & Co. from 1995 until 1997.

Dr. Naqvi is a Boettcher Scholar graduate of Colorado College (1986), studied economics at Trinity College, Cambridge University (1989) where he was a Marshall Scholar, received his M.D. from Harvard Medical School/M.I.T. (1993), where he performed angiogenesis research with Drs. Judah Folkman, Robert Langer and Marsha Moses. Faraz is board certified in internal medicine and geriatrics and licensed in California, New York and Colorado.

Family Relationships

Dr. Naqvi does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Dr. Naqvi reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

Dr. Naqvi will have the same compensation as other Directors under the 2020 Directors Advisory Agreement for Dr. Naqvi, which includes a stipend of $2,500 per month ($5,000 in a month where there is a physical meeting of the Board of Directors). The compensation also includes an award of 1,000,000 shares of restricted common stock or stock options as deemed by the Company, subject to certain reverse vesting conditions over a 3-year term. A copy of the 2020 Directors Advisory agreement is attached to this filing as Exhibit 5.01.

Item 7.01	Regulation FD Disclosure.

On July 13, 2020, Mitesco, Inc (the “Company”) issued a press announcing that it has added Dr. H. Faraz Naqvi to its Board of Directors.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished and shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of the Company, under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

The Company has decided to move its base of operations to Minneapolis, Minnesota, where its MyCare clinic operations are to be headquartered. As such it intends to consolidate its public company office operations there, although it does expect to have other virtual and satellite offices as well. Its international business units are expected to be established in Dublin, Ireland as previously disclosed.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
5.01	Mitesco 2020 Directors Advisory Agreement for Dr. Naqvi
99.1	Press Release dated July 13, 2020 announcing the addition of Dr. Naqvi to the Board of Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITESCO, INC.

Date: July 13, 2020	By:	/s/ Lawrence Diamond
Lawrence Diamond
Chief Executive Officer and Interim Chief Financial Officer